Exhibit 10.15

Benefit Summary for HR Managers Executive Tax and Financial Advisory Assistance Program

1.	This “Summary” has been written to highlight the principal provisions of the ACCO Brands’ Tax and Financial Advisory Assistance Program. The Program Documents on file in the Company’s office are the governing documents used to decide all matters concerning the Program. IF THERE ARE ANY DISCREPANCIES BETWEEN THE INFORMATION IN THIS SUMMARY AND THE PROGRAM DOCUMENTS, THE PROGRAM DOCUMENTS WILL PREVAIL.

2. Contact for HR Managers is Andrew Pfeifer (847/484 4434) – Manager, Compensation

3. Benefit Description:

ACCO provides key executives (as described in Section 4 below) with reimbursement of up to $1,000 (pre-tax) per calendar year for receipt of tax and/or financial advisory assistance for themselves and their immediate family (e.g., spouse, children). Amounts may be pro-rated for newly hired or eligible executives or for executives who terminate their employment or otherwise become ineligible to receive this executive benefit prior to year-end (reference Section 6 below).

4.	Who is Eligible?

•	ACCO executives in Fortune Brands’ Salary Grade 9 & above

•	Must work at least thirty (30) hours per week

5.	This Benefit is Effective as of the executive’s hire date and ends on their termination date.

6.	How Do We Pro-Rate This Benefit For Newly Hired/Eligible Executives or Executives Who Terminate Employment or Become Otherwise Ineligible Prior to Year-End?

Executives are eligible for partial year reimbursements equal to 1/12 of $1,000 (pre-tax) for every month they are actively employed at ACCO.

Example: An employee is promoted to a Salary Grade 9 position in March. They are eligible to receive reimbursement of up to $833 for that first year of eligibility.

10 months X 1/12 of $1,000 = $833

There is no “carryover” of unused reimbursement amounts from year to year.

7.	What Expenses Are Considered Appropriate or Inappropriate As Part of This Program?

Tax and Financial Advisory Assistance provides reimbursement of expenses for services such as:

•	Tax counseling

•	Financial planning

•	Investment counseling

•	Estate planning

•	Preparation of wills or trusts

This program does not provide reimbursement for any commissions or fees associated with individual investment transactions (e.g., purchase/sale of equities, bonds, real estate, commodities, etc.). Nor is it intended to reimburse participants for unrelated legal expenses (e.g., real estate transactions), fines or penalties (e.g., tax penalties).

Participating executives may select the agent(s) from whom they wish to receive counsel.

8.	How Should Participants Submit Amounts for Reimbursement?

All Tax and Financial Advisory Assistance amounts should be submitted on an ACCO Brands Expense Report as a Miscellaneous Expense. Amounts should be submitted in a timely fashion (e.g., per standard expense reimbursement guidelines).